Exhibit 99.2

Event Name: ClearSign Technologies First Quarter 2023 Conference Call

Event Date: Thursday, May 18, 2023, 5:00 PM Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; VP of Finance and Controller

Jim Deller; President and Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

Mark Gronit; Private Investor

Robert Kecseg; Las Colinas Capital Management

Presentation

Operator: Good day, and welcome to the ClearSign Technologies First Quarter 2023 Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger of Firm IR Group. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation First Quarter 2023 Results Conference Call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2022 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarterly period ended March 31, 2023.

So except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

So with me on the call today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brent Hinds, ClearSign's Vice President of Finance and Controller.

So at this point in the call, I would like to turn the call over to VP of Finance Brent Hinds. So Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone for joining us here today. Before I begin, I'd like to note that our financial results on Form 10-Q were filed with the SEC on May 15.

And with that, I'd like to give an overview of the financials for the first quarter of 2023. The company recognized approximately $900,000 in revenues during the three months ended March 31, 2023, as compared to zero revenues for the same period in 2022. The majority of our revenues for this quarter were derived from a burner performance test. As you may recall from discussions in our last investor call, we had successfully executed a customer witness test at the Zeeco test facility during Q1. Completing this work satisfied a contractual performance obligation, which allowed us to recognize the associated revenues.

We also had a favorable quarter from a cash perspective. Our net cash used in operations for the quarter ended March 31, 2023, was approximately $554,000, compared to approximately $1.5 million for the same period in 2022. That is a year-over-year decrease of approximately $1 million.

Now turning our focus from cash to profit and loss, our net loss for the three months ended March 31, 2023, was approximately $1.4 million, which is relatively consistent when compared to the same quarter in 2022.

We have approximately $8.5 million in cash and short-term investments as of March 31, 2023. There were approximately 38.5 million shares of common stock outstanding as of March 31, 2023. We have confidence in our financial position and balance sheet, and with our quarter-ending balances, we have sufficient working capital available to carry us to 2024, and that is without cash from any other sources. Nevertheless, we do expect customer cash collection to continue in 2023. As we have said on prior calls, customer cash collections will often begin prior to revenue recognition.

With that, I would like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. I thank everyone for joining us on the call today and for your interest in ClearSign. It has been only a few weeks since our last update call, but we do have more developments to share with you.

On today's call I will review our business segments, starting with process burners, and our most recent multiheater announcement. Next, I will touch on the developments in our boiler burner business and then update you on China and our progress there.

In regards to our process burner segment, most of you may have seen our announcement regarding the engineering order for two heaters that was released in the middle of April; April 19, to be specific. This order is from an early adopter of our technology in California, so this is a repeat order from an existing customer. Additionally, this customer came back to ClearSign after initiating an alternative option to install a traditional selective catalytic reduction, or SCR, NOx control system and inherent complexities associated with such a system.

As stated in our press release, the engineering purchase order for this project stated the procurement and fabrication of burners may be added at a later date or not at all, so there was no expectation or assumption that this was going to progress and develop into more than just the initial engineering phase. Then just yesterday, we were happy to confirm that the full project is moving forward, with the receipt of a purchase order for the procurement and fabrication of burners for the two separate process heaters.

What is notable about this project is that it is for supply of burners for two different multiburner heaters with a total of 13 burners. The fuel gas includes hydrogen, so this will not only give us valuable installations, but we believe will validate our technology, but also installations demonstrating our capability to control NOx emissions from fuel gases containing concentrations of hydrogen gas, as is expected to be an increasing need and of increasing value in the future.

This project illustrates a point that is worth emphasizing in light of the global decarbonization and environmental justice initiatives. Installation such as this demonstrates the capability of ClearSign technology to control NOx emissions to a level sufficient to avoid the capital and operational requirements of SCRs and achieve single-digit NOx levels. Burning significant concentrations of hydrogen into fuel gas illustrates our important contribution to the ultimate goal of decarbonization; that is, the operation with hydrogen fuel gas. The reduction of greenhouse gas and ground-level ozone through the control of NOx emissions to very low levels and by providing cleaner local air and eliminating potential emissions of ammonia, as are a feature of SCR systems, also support environmental justice initiatives. We very much look forward to completing this project and seeing these burners in operation in California.

Our 20-burner Southern California project is progressing well. As noted on our last call, the final witnessed test went as planned, and we are fabricating the burners for delivery to our customer. For those that are interested, we have posted a summary version of this test data and report on our website, as we believe the data and details are informative to specialists from the industry, investors and other stakeholders alike. This can be found on our website on the process burner page in the Products section labeled Test Results. Alternatively, just go to the technical library section and look under Process Burner, White Papers.

We are scheduled to be fully complete with the manufacture and delivery of these burners later this year, which will largely complete this order. At this time, we do not have confirmation whether the site shutdown during which these burners will be installed will be undertaken in mid-2024 or perhaps later, as the timing of this work is dependent on our client's plans and shutdown scheduling. Bear in mind that there are a lot of activities included in these refinery shutdowns, so the planning process is complex and dependent on a multitude of factors, many of which have little or nothing to do with ClearSign burners. As mentioned on the last call, regardless of the eventual installation timing, we expect to be able to invoice and receive payment upon delivery of the burners by the end of the year, and only a small part of the purchase order revenue and cash will remain until installation.

A byproduct of this project is that we have the burners used for the witnessed demonstration at our partner Zeeco's facility. These were not part of the final production run and will not be included in the shipment to California. These burners will be kept for demonstration purposes for potential customers and stakeholders. To that end, we have customer demonstration events planned for the coming months. These burners demonstrate NOx emissions numbers significantly below the 5-ppm guarantee and robust performance throughout the operating range. This is important because in this industry, while we have presented and promoted our burner technology, for most industry people, seeing it in person is believing.

Lastly, in our burner segment, I want to mention our 100% hydrogen low-NOx burner in development. On the last call, we mentioned that we had completed the successful testing of this new burner. The first phase of this project was funded by a Department of Energy grant of $250,000. Data has been submitted for a Phase 2 grant, which is up to $1.6 million over a period of two years. We expect to learn if this application is approved by the end of July. This project will extend our successful Phase 1 proof-of-concept demonstration to create a full range of commercial process burners. As we were the only company to have been granted a Phase 1 grant for this hydrogen fuel burner project, we are optimistic that the Phase 2 grant will also be awarded to ClearSign.

The objective of this project is to develop and commercialize a range of burners that will enable the control of NOx emissions to the levels required to control ground-level ozone in critically polluted areas, combined with the adoption of the new hydrogen economy and use of hydrogen fuel for industrial heating. The anticipated outcome is to achieve reductions in the industrial emissions of both carbon dioxide and nitrogen oxides. Currently, the available hydrogen-burning solutions are able to reduce CO2, but the byproduct is higher NOx. Our novel burner is expected to enable zero CO2 by burning pure hydrogen in commercial applications, but importantly, to create NOx emissions so low that they compete with SCRs in the low-single-digit parts-per-million range. We are also already in discussions with potential customers regarding the future deployment, and in particular, early adopter opportunities for this new hydrogen-focused burner technology.

On a side note regarding government funding and industry-funded grants, we are seeing interest from additional parties regarding our low-emissions technologies. As I have said earlier, we are seeing other opportunities also, some that we plan to pursue for ourselves and some that may provide opportunities in partnership with customers. Nearly all are related to decarbonization and/or pollution reduction and generally have a consideration of social equity or environmental justice, which supports our business and target markets well.

We see these grants as a means to accelerate the development of our technology and also are more important to us to incentivize the critical initial installations necessary to gain the confidence of customers and the air regulators. Or to put it another way, we are not a research company; we see the funding and grants available as a means to an end rather than an objective of its own. The grants not only help fund and raise the priority of the development of our technology for new applications, but very importantly, because of the way that the grants are structured, they also provide a mechanism to incentivize customers to put new technology, when developed, into use.

I will now move on to development in our boiler burner product line. On the last call, we went over our initial announced sales of boiler burners both in California and Texas. The first burner order was sold into a medical and business waste services company and was in conjunction with our partner California Boiler into the San Joaquin Valley Air Pollution Control District of California. It is on schedule to be installed in the current -- that is, second -- quarter.

While this first sale was significant in the fact that it was our first Californian commercial fire-tube boiler burner order in and of itself, this is also very encouraging because the customer came to us for our solution after competing products failed to meet the new district sub-5-ppm NOx emissions requirements. California boiler also has a 500-horsepower rental boiler with our burner in it that will be deployed and in operation on this site to provide the customer with steam during the installation of the new burner. This will provide us an additional reference point and some prolonged run time on that larger installation.

The second order was also sold into the California market. Our burner will be part of a recycling plant upgrade that will increase energy efficiency as well as reducing NOx for one of this customer's nationwide sites.

The second boiler burner sold into the California market was to a national provider of recycling services to the food production and restaurant industries and will be installed with a new boiler. This was sold as a package with our partner California Boiler into the San Joaquin Valley Air Pollution Control District of California. The burner and new boiler are scheduled to be installed in the third quarter of 2023.

We believe the second burner in particular will truly set the bar for boiler burners. This burner is larger and is in the size range requiring sub-2.5-ppm NOx emissions, a capability that we believe is unique to ClearSign burners, while other solutions require the inclusion of an SCR and the associated capital costs and ammonia handling that go with them. As we stated in the press release at the time, this burner is our first commercial boiler burner sale guaranteeing sub-2.5-ppm NOx, specifically developed to enable clients like this to operate in compliance with California's Central Valley region's new regulations and without the need for ammonia and the hazards associated with such potent chemicals.

To help explain why this installation is so important, the boiler into which our burner is to be installed is from a major international supplier. Demonstrating our burner working in commercial use and meeting the 2.5-ppm NOx requirement will position us well to be included as the burner technology in their future boiler sales when low-NOx emissions are required. Playing the scenario forward hypothetically, if we enable this boiler supplier to have a more cost-effective and SCR-free offering, we expect that they will have a competitive advantage over their competition, either allowing them to win a disproportionate share of the opportunities, which will be good for us, or forcing other boiler manufacturers to follow suit and offer ClearSign Core burners, which would obviously also be good for us.

The third boiler sale was unique in the fact that it is our first application of our boiler burner technology into a non-boiler heater, and very importantly, our first sale to a refinery heater manufacturer who has included our burner as their chosen solution to meet their customers' needs. Also, it was our first sale into Texas, where, after California, we anticipate the Texas Gulf Coast region will be the next large market for us. Lastly, the sale is also the first to this global chemicals company and the first into the industrial chemicals sector.

The manufacture of all of these burners is under way and on schedule. We are very optimistic that getting these installations up and running will provide a great catalyst for others. These will also provide a benchmark for the air districts in California and the rest of the United States, and we expect these installations to provide a reference as they consider modifications and updates to their clean air regulations.

When talking about our asset-light strategy, heater and boiler manufacturers are a prominent channel to market for burner equipment, as burners are part of almost everything they sell. It is gratifying that we are establishing relationships and trust with some of these manufacturers. As we have said before, we are very encouraged by the early boiler burner orders in multiple markets this year, but we are also encouraged by our list of outstanding proposals and look forward to adding to this list.

Turning to China. Our President of Asia, Manny Menendez, is over in China as we speak. Mr. Menendez arrived in China last week and hit the ground running, so I do have some updates to give, and expect to have further news in the near future, both regarding progress and anticipated timelines.

His primary objectives are to get the 500-horsepower firetube boiler burners installed, commissioned and then government-certified. The 500-horsepower boiler science is our top priority as we, along with Shuang Liang, believe that there is a readily addressable market in the region of Shenzhen where the government has recently rolled out new strict NOx emission requirements. Shenzhen has a population in the region of 18 to 20 million people and is one of China's richest cities, if not the richest, after Shanghai and Beijing. In addition to that, the NOx regulations there will now be the most stringent in China.

A trip is planned jointly with our partner Shuang Liang to that region to promote our joint capabilities and unique offering to both customers in the area and also the local government officials responsible for administering the new air quality standards. Once those are complete and government burner certification is in hand, we expect to see some early sales and anticipate that we will be able to have some initial orders resulting in deployments of our technology and our integrated boiler-burner package from our Shuang Liang partnership in China in 2023 and continuing in 2024.

To illustrate the pace of environmental regulatory developments in China, Hebei Province, which is the large province next to Beijing, just rolled out a new emission requirement requiring less than 10-ppm NOx for all boilers. We are also planning to engage with customers and government officials in that region, similar to Shenzhen, in the near future. We recently participated in the ISH China & CIHE exhibition held May 11 to May 13, where we met potential customers and possible collaborators for ClearSign. The ISH event had a dedicated energy section focused specifically on industrial clean energy, and our strategic alliance partner Shuang Liang Group had an impressive booth at that event.

Before ending this update on our China progress, I want to draw your attention to the level of engagement and investment being made by our partner Shuang Liang in China. Those of you who follow us on LinkedIn will have seen, yesterday, pictures of the 500-horsepower boiler Shuang Liang have built and the high-pressure gas line that they have got permitted and installed, along with a new water line, to enable them to demonstrate our 500-horsepower boiler burner for certification. They have made significant other investments also, including facilitating the certification of our 125-horsepower boiler burner. We have jointly made effort to keep this relationship strong through our forced separation and slowdown due to COVID, and to see such material evidence of the strength of this relationship and its indication of the magnitude of the market potential in China is reassuring.

Looking forward to the rest of the year, 2023, we will proceed with the manufacture of a large California refinery order following the successful customer demonstration earlier this year. This will also deliver significant revenue and gross margin. We will complete the production, demonstration, testing of burners for the most recent two-heater order for our client site in California, followed by the manufacture and supply of the burners. Installation will be in phases starting in early 2024. You will continue to see increased promotion of our process burners, and we are planning to hold industry demonstrations at the test facility of our partner Zeeco this summer.

We are also optimistic about our prospects for the follow-on hydrogen burner development grant and believe we are well positioned for further grants from a variety of sources to aid and accelerate the adoption of our hydrogen-compatible technology.

Following our recent chemical company order, we look forward to increasing business in Texas and also through heater companies. For our boiler burner business, we will deliver our first commercial orders and look forward to having those units in operation in California and Texas. We expect to build on this and increase level of inquiries that we are seeing to keep momentum in California and look to expand our business in new markets like Texas, particularly following the recent agreement between California Boiler and Gulf Coast boilers based in that region.

In China, we look to progress our plans with Shuang Liang, including burner certifications and winning and delivering our first orders under that collaboration.

One subtle change you should expect to see as we transition to having commercial deployments of both our process burners and boiler burners in service is an increase in promotional activities. A few examples include the full-scale demonstration burners I mentioned during our last call. This week, we have a team and a full-scale process burner on display at the American Petroleum Refining and Equipment Standards meeting in Seattle, and a second team with a full-sized demonstration firetube boiler burner at the Texas Environmental Trade Fair and Conference organized by the Texas Commission on Environmental Quality in Austin.

With that, I'd like to open up the call for questions, please, operator.

Questions & Answers

Operator: [Operator Instructions]

The first question today comes from Amit Dayal with H.C. Wainwright.

Amit Dayal: Congrats on all the progress, guys. Good to see the orders and revenues starting to come through. Could you share, maybe, in dollar amounts, what the pipeline looks like to you at this point?

Jim Deller: I can give some guidance, Amit. We're not in a position to give dollar amounts, but we tried to give, though, the tools to allow everyone to construct a good understanding of the status of the company there. Just [indiscernible] -- I'm sure there may be some people new to the company on the line. A good average proxy for the sales price of our burners is in the range of $100,000 a burner. For the process burner orders, a burner design will also have some accompanying engineering and testing; a good round number for that will be about $250,000.

So we do announce the orders that we get, and where we can, we will include the number of burners included in that order, and obviously now that we do have revenues being reported in our quarterly reports, you also have a means to measure the revenues being reported, so obviously the pipeline, then, will be the difference between the value of the orders won and the revenue reported. I know that's not an exact amount, but hopefully that gives everyone the tools to at least keep gauge on the work that's in progress with the company and a good understanding of what to expect in the future.

Amit Dayal: Thank you for that. And then just maybe adjacent to that, sequentially, as you start delivering against some of this order book, should we expect sequential improvements in your revenues through 2023, or will it be a little lumpy, I guess, depending on how you deliver to customers?

Jim Deller: Yes. A good question, Amit. I think it's -- we are in the -- I really believe we are in the commercial phase of this company, and I think we've said that, but it's also early stages, so the -- right, the orders that we announced, you should appreciate they are significant orders, but also they are going to result in lumpy revenue, to use your phrase.

But I think what's more meaningful looking forward is, as we get these orders out and installed and operational in the customers' sites so that they're providing evidence and reassurance to those customers, and also to their peers and the other companies around them, we expect that that is going to reduce the reservations that they may have of adopting our technology. We really believe that the value of the technology is strong. We have not seen a huge pickup to date because of the reservations that customers have. We've always said getting these first orders out are going -- the first sales are going to be the most difficult. With these orders now in place, going out into commercial operation, it may not have a lot of impact on revenues in 2023; that's quite short-term. But I think it is meaningful to look at the longer-term projection and the meaningfulness of these orders that we have, having got these first commercial orders, and the effect that we anticipate that will have on our sales pipeline going forward.

Amit Dayal: Okay, thank you. Maybe just the last one from me: Just on the lines of the sales-related comments, as your commercialization efforts grow and as you get traction, how are you thinking about sort of organizing your sales force and your sales efforts? Are you still, at least in the near term, going to be relying on some of your partners to help you engage the customers, et cetera, or are you slowly trying to build an internal team as well?

Jim Deller: Yes, good question. It's -- we've set out with our -- what we've called an asset-light strategy, back from the time that I joined the company, back in 2019. The intention there was to enable us to leverage the technology that we have, but also to be as judicial as we can with the capital expenditures and basically our investors' money.

As part of that strategy, we are working with alliance partners such as Zeeco -- for those of you who don't know Zeeco, it's the second-biggest combustion equipment manufacturer in the world. They're on every single continent with a huge sales force. And for our burner product line, we've partnered with California Boiler, one of the major burner installers and service companies in California. The -- what that does is it allows us to basically have the reach and the resources of those huge companies while we ourselves do not have to make the substantial investments to develop that capability ourselves.

Now, when you talk about sales, to maximize sales, in the -- looking forward, those partner companies are expected to be doing a lot of the face-to-face meetings with clients; however, I do not believe in leaving sales totally in the hands of our partners. We have to support them. Certainly when -- in cases of strategic sales, we will be getting engaged with the customers. So I do not plan to take on a lot of ongoing recurring costs to develop our sales team, but at the same time, we will make sure that we have the sales capability and also the tools and the infrastructure to maximize strategic sales, to develop our business in new areas and then to help our partners be successful selling our technology.

Operator: The next question comes from [Mark Gronit], private investor.

Mark Gronit: I've seen a picture of Mr. Menendez in China next to the test boilers and gas and water lines. How much did all that -- of that cost?

Jim Deller: The -- I'll elaborate on this. The short answer is, I really don't know. The work in China -- those photographs were taken on the site of our partner Shuang Liang. Now, Shuang Liang is a -- actually a conglomerate, but a huge -- one of the major manufacturing companies in China. We've partnered with them to, right, deliver our boiler burner products into China and to combine our burners into their boiler to allow us to jointly offer a special package of low-emissions equipment. As part of that venture, they have actually provided all of the costs for everything they've done there. Getting that pipeline permitted in China, the high-pressure pipeline that is required to run our 500-horsepower boiler burner in their boiler for certification, was a huge undertaking on their part. So in short answer, apart from our relationship efforts, it didn't actually cost us anything to put that in place.

I think the other thing I'd like to note, and I did touch on it in the comments, for Shuang Liang to carry that expense and to build those resources themselves, not just for this test -- but for those of you following, we've also certified our 125-horsepower burner with Shuang Liang the same way -- for them to put that cost into our venture, to me, is just reassuring because it's a very clear indication of their belief in the business potential of this joint venture in China and their commitment to their alliance with ClearSign.

Mark Gronit: All right. Another question that I have: Actually, in prior conference calls, you've mentioned that there's been an increase in requests for quotes. Can you give us an idea of the magnitude of that, or?

Jim Deller: It's hard to do -- to really get into. A lot of the quotes also come in to California Boiler directly, so even -- I can comment on the ones that we see, but those that come in to our partners, we don't see those until they really develop into meaningful opportunities. But I think for everyone, it's more -- I tend to look longer-term and more strategically, and I think understanding the significance of getting these first commercial orders out into the market, and especially into California, and actually giving our customers some real references and first-hand experience of the technology, is what I see as the, right, the most significant indicator of what we should expect in the future.

Operator: [Operator Instructions]

The next question comes from Robert Kecseg with Las Colinas.

Robert Kecseg: I was going to say congratulations on such great progress. It's -- I'm kind of happy that I can't keep up with the different orders now, and I'm a little confused. But I was going to kind of add to the gentleman before about the increased inquiry; is there some kind of, like, order of magnitude that you'd -- I mean, is there a noticeable difference in inquiry to your company based on the -- based on what we've seen in the sales announcements that you've made?

Jim Deller: Bob, it's -- I don't want to get into giving guidance, and also understand that we get inquiries in a variety of different levels of seriousness. But just as an example, we have teams out at the American Petroleum Institute conference this week, and the engagement we have had this past week there -- well, the reports back. I was not there myself -- but just the interactions and the interest, and we had a booth there, and the number of people coming to the booth to look at that demonstration burner, was a lot greater than even we expected. I think the guys said even on the very first day of the conference, they believe about 75% of the people there came up to get a first-hand look at that demonstration burner we had at the API conference. So if you take examples like that, we have never seen that before.

Robert Kecseg: Okay. And I was going to say, back to the last call, I really wanted to compliment your vision where you had the idea that ClearSign Core, kind of like the Intel was for computers, I remember you saying that a couple of years ago, and that heater designer company, Tulsa Heaters, was a clear example of the ClearSign Core that you had envisioned for the company. I was wondering, when you were -- your previous position, did your old company get an installation like that where it was sold to one of those intermediate companies like a heater designer company, or is that kind of unique? In other words, is that kind of unique to our technology?

Jim Deller: Bob, I need to be a little careful giving details [indiscernible] I've worked for one of the burner companies owned by Honeywell before joining ClearSign. That company did not actually have any boiler burners. Putting a -- it depends on how you clarify the burner. The company that we sold our boiler burner into does use forced-draft horizontally mounted burners; typically, they would be -- no matter which supplier, they would buy process heater burners of that configuration. This is the first instance that I know where we have a standardized product that we designed for a boiler but are able to deploy into these different industries and even process heaters and to sell to a heater manufacturer rather than just being limited to boiler manufacturers.

Operator: This concludes our question-and-answer session. I would like to turn the conference over to Matthew to read a question from e-mail.

Matthew Selinger: Thank you. And just a question from e-mail, if we could: Did ClearSign, together with partners, have sufficient production capacity and resources to handle and meet the rapidly growing demand for the installation of ClearSign's products in the various markets?

Jim Deller: Yes, good question. I don't know who sent that in, but I think it's very pertinent. As I said -- in fact, referring back to one of the previous comments, we talked about the asset-light strategy we have; part of that means that as ClearSign, we have not invested heavily in manufacturing capital and personnel to actually manufacture it. We did, however, plan and move the company headquarters into Tulsa for the reason that it allowed us to engage with partners and the great manufacturing capability.

Zeeco, our process burner partner, their headquarters are here in Tulsa. They are a -- they truly are a global company. They're the second-biggest burner manufacturer in the world. They do not only have the test facility, but they manufacture the process burners for us. We have an agreement with them for that. They absolutely have the capacity to manufacture all of ClearSign's burners. They also have outsource capabilities should that be needed. But given that they are a -- the second-biggest burner manufacturer in the world, there is a lot of room for expansion and for ClearSign to build burners for us.

On the boiler burner technology, we do have manufactured and delivered the ClearSign Core burner part to California Boiler, who include that burner in their package. Tulsa has a huge wealth of manufacturing companies that were developed in the oil and gas and process industry. We've worked with a few -- we have a couple of vendors that we use on a repeated basis at the moment. They have a very large capacity, so I have absolutely no concerns there. And if or when the day comes that they do not have the capacity, there are a plethora of other manufacturers here in Tulsa or in -- certainly in the Midwest, that we can reach out to. So I do not have any concerns about our ability to manufacture and deliver product.

Operator: Thank you for your question. I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you all on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.